AMENDMENT NO. 2 TO THE
A.LPHARMA INC. SUPPLEMENTAL PENSION PLAN

The Alpharma Inc. Supplemental Pension Plan (the "Plan") is hereby amended effective as of June 22, 2006, as follows:

1.    Section 4 of the Plan is hereby amended by deleting the first paragraph thereof and replacing it with the following:

"While the Company expect to continue the Plan, the Company, acting through its Board of Directors, must necessarily reserve and hereby does reserve the right to amend the Plan from time to time, provided, that no amendment of the Plan may cause the reduction or cessation of any benefits that were accrued as of the date of such amendment and otherwise would be payable under the plan, but for such amendment.

Notwithstanding the foregoing, the Board of Directors has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board of Directors has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or the regulations thereunder. The Board of Directors retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or regulations thereunder.

The Company, acting through its Board of Directors, may terminate the Plan at any time, provided, that no such termination may cause the reduction or cessation of any benefits that were accrued as of the date of such amendment and otherwise would be payable under the plan, but for such amendment."

2.    Section 4 of the Plan is hereby amended by adding the phrase, "through its Board of Directors", immediately after the term "Company" in the first sentence thereof."

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/s/ George P. Rose	October 23, 2006______________
ALPHARMA INC.	DATE